Exhibit 99.1

NOTICE TO SHAREHOLDERS OF

ADVANCE DISPLAY TECHNOLOGIES, INC.

Supplement to the Transaction Statement on Schedule 13E-3 dated August 16, 2010

Dear stockholder of Advance Display Technologies, Inc. (the “Company”);

Please find enclosed herewith a supplement (the “Supplement”) to the Transaction Statement on Schedule 13E-3 dated August 16, 2010 (the “Transaction Statement”). This Supplement is being provided for your review in connection with the regulatory review process of the U.S. Securities and Exchange Commission (the “SEC”).

On August 16, 2010, GSLD Holdings, Inc. (“Holdings”), along with its shareholders Lawrence F. DeGeorge, the Estate of Gene W. Schneider, and Mark L. Schneider (together with Holdings, the “Filing Persons”), filed with the SEC a Transaction Statement (the “Transaction Statement”) pursuant to Rule 13e-3 under Section 13(e) of the Securities Exchange Act of 1934. The purpose of the Transaction Statement was to describe a series of proposed transactions through which the Filing Persons intend to take the Company private through a “short-form” merger (the “Merger”). Shortly after filing the Transaction Statement, the Filing Persons sent you a complete copy of the Transaction Statement by mail. In connection with the subsequent review of the Transaction Statement conducted by the SEC, the Filing Persons, in consultation with the Company, deemed it advisable to amend the Transaction Statement in accordance with comments provided by the staff of the SEC, and to file an amended version of the Transaction Statement (the “Amended Transaction Statement”) with the SEC.

Enclosed is a supplement to the Transaction Statement (the “Supplement”), which provides additional information concerning the Merger.  As described in the initial Transaction Statement, neither you nor the Company’s Board of Directors is being asked to approve the Merger.  Immediately prior to the effective date of the Merger, which will be conducted pursuant to Colorado law, the Filing Persons will own over ninety percent of the total shares of the Company, which is a sufficient number of shares to cause the Merger to occur. However, in light of the Filing Persons’ decision to mail this Supplement to shareholders, the effective date of the Merger has been postponed until September 23, 2010 at 5:00 p.m. Eastern Standard Time (“EST”), rather than on or about September 17, 2010, as initially proposed.  As a result, only stockholders of record as of September 23, 2010 at 5:00 p.m. (EST) will be eligible to participate in the Merger.  Copies of the complete Amended Transaction Statement may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m., and should also be available through the internet at no charge by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov/edgar.shtml.

As previously disclosed, in connection with the Merger, each shareholder of record as of September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST) will receive one share of common stock in the surviving entity for every one thousand five hundred (1,500) shares of the Company’s common stock that such shareholder owns as of September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST), and one share of preferred stock in the surviving entity for every one thousand five hundred (1,500) shares of the Company’s preferred stock owned by such shareholder as of September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST). No fractional shares will be issued. In lieu of any such fractional share interest, each holder will receive cash in an amount equal to the product obtained by multiplying (i) $0.02 (which represents two hundred percent (200%) of the closing sales price of the common stock as reported on the OTCBB on the day immediately prior to the filing of the Transaction Statement), by (ii) the number of shares of common stock or preferred stock held by such holder that would otherwise have been exchanged for such fractional share interest. In the event that a single shareholder would be entitled to a payment amount less than one dollar, such shareholder will receive one dollar.

While the trading market for the Company’s common stock is extremely thin, especially for smaller shareholders who would be cashed out in the Merger, shareholders who wish to avoid being included in the Merger, or who wish to change the number of shares they own so as to avoid being cashed out or alternatively continuing as shareholders in the post-Merger surviving entity, as the case may be, may do so by effecting a trade or other transfer prior to September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST).

Please note that any trades or transfers of the Company’s securities made after September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST) will not be given effect in connection with the Merger.

Sincerely,

GSLD HOLDINGS, INC.

By:
Name:	James P. Martindale
Title:	Chief Executive Officer and President

THE TRANSACTION DESCRIBED IN THIS SUPPLEMENT TO TRANSACTION STATEMENT ON SCHEDULE 13E-3 HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY, NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUPPLEMENT TO TRANSACTION STATEMENT ON SCHEDULE 13E-3

The information contained in this Supplement is in addition to the information contained in the Transaction Statement dated as of August 16, 2010, as amended, and reflects the changes contained in the Amended Transaction Statement dated as of September 14, 2010. This Supplement is being provided to you for your convenience in understanding the changes that have been made to the Transaction Statement. Copies of the complete Amended Transaction Statement may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m., and should also be available through the internet at no charge by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov/edgar.shtml. Unless defined elsewhere in this Supplement, all capitalized words and terms in this Supplement have the meaning given to them in the Transaction Statement.

Record Date and Effective Date

The Filing Persons intend to consummate the Merger on September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST) (rather than September 17, 2010, as originally disclosed). Only those shareholders who are shareholders of record as of September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST) will be eligible to participate in the Merger.

Special Factors

In the section of the Transaction Statement titled “Special Factors—Background of the Merger” on page 8, the Filing Persons have amended the Transaction Statement to include the following information:

History of the Company’s Marketing, Product Development and Deployment Efforts Prior to the Foreclosure

Prior to the Foreclosure (as discussed below), the Company had been marketing its SkyNet™ technology, which was successfully demonstrated for the first time in December of 2007, for at least two years. The SkyNet™ product is a mesh LED Screen with a plurality of LED modules distributed in a grid matrix format with a spacing of 50 millimeters, utilizing a stainless steel mesh backplane to provide flexibility. The product is designed to be thin, lightweight, sunlight readable and to run video at 60 frames per second. The SkyNet™ screen is 50% transparent, thereby allowing light and air to pass through, and is designed to be installed and operational in one day.

The Company began manufacturing the SkyNet™ screen in June 2008. The Company installed its first completed screen on the Colorado Convention Center in Denver on August 11, 2008, as its beta test sign for marketing purposes, where it was to be used to air video advertisements and live programming during the Democratic National Convention in Denver. Unfortunately, this first SkyNet™ screen experienced an unacceptable level of “string failures,” with random portions of the video display losing power or going dark. The Company ultimately determined, via x-ray analysis and other investigative techniques, that these performance failures were the result of noncompliant and defective parts provided by a key supplier. Due to the extent of the defective components provided by the supplier, the screen had to be removed prior to the commencement of the Convention. It was ultimately determined that the Screen could not be repaired and offered for sale for outdoor use but could only be used internally for marketing demonstrations and for ongoing development and testing.

The failure of the first production SkyNet™ screen was a serious setback for the Company’s nascent production and marketing program. Production of additional screens was halted for several months while the Company investigated the source of the performance failure and established new quality control procedures, including enhanced testing procedures to detect noncompliant or defective parts and design improvements to reduce the impact of such parts on screen performance. Production of SkyNet™ screen displays did not resume until December of 2008, when the Company obtained fully compliant parts from the supplier and eliminated all potential sources of failure besides the defective and noncompliant parts.

In March 2010, the Company completed additional rework on this screen, including increasing its width by approximately five feet. The Company then entered into an agreement with The Music Box LLC to install this screen inside the newly renovated Music Box Theatre on Hollywood Boulevard, in Los Angeles, California. The Music Box is using the screen to enhance performances at the theatre using video content or background lighting. While the Company received no payment for the theatre’s use of the screen or its installation, the Company has the right to demonstrate this screen to potential new customers in a working customer installation environment. When it installed the screen at The Music Box, the Company hoped to share in future revenue generated through advertising on this screen, if any, but it never received any such revenue prior to the Foreclosure (discussed below).

During the quarter ended March 31, 2010, the Company continued its domestic and international sales and marketing efforts. International marketing efforts included attendance at the Façade Design and Engineering show in Dubai, U.A.E., where management made presentations to architects concerning the potential enhancements and advantages of adding LED lighting and signage to the façade of large building structures, focusing on the capabilities of the Company’s SkyNet™ Screen and installation, cost, power consumption and other characteristics. In addition, site visits to potential customer installations were conducted in both Dubai and Abu Dhabi. Management also attended the Digital Signage Exposition in Las Vegas and conducted site visits to potential customer installation locations there. While the Company had entered into an agreement to install a screen in Dubai on a non-revenue, trial basis in September of 2009, the Company was unable to get the necessary approvals to have that screen installed in Dubai prior to the Foreclosure (discussed below).

On June 15, 2010, the Company entered into a License and Revenue Sharing Agreement (the “Times Square Agreement”) with Times Square Tower Associates, LLC (“Building Owner”). Pursuant to the Agreement, the Company agreed to exhibit its SkyNetTM flexible mesh video display screen (the “Times Square Screen”) at 7 Times Square, New York, New York for a term through June 30, 2014 (the “Term”). Under the Times Square Agreement, the Company would remain the sole owner of the Times Square Screen and would be responsible for obtaining the placement of advertising on the Time Square Screen during the Term. All advertising monies actually received by the Company or Building Owner would be shared by the Company and Building Owner in the manner described in the Times Square Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on June 21, 2010.

Shortly after entering into the Times Square Agreement, on June 29, 2010, the Company’s principal lender, DH3, foreclosed upon all the assets of the Company, which had been pledged as collateral under the loan agreements between the Company and DH3, including the tangible and intangible property representing the SkyNetTM product (the “Foreclosure”). The Times Square Agreement and the Music Box installation were among the assets taken by DH3 in the Foreclosure. After the Foreclosure, the Company no longer had any operations or assets, so all further marketing, product development and deployment efforts ceased at that time.

Financial and Other Forecasts

The Company did not prepare any financial or other forecasts in anticipation of the Foreclosure, but the Company and DH3 jointly engaged an independent appraisal firm to determine the fair market value of the Company’s collateral in anticipation of possible foreclosure. In connection with the preparation of the appraisal, the Company did provide some forward looking information to DH3 and to the appraisal firm, including some internal sales forecasts. Because the Company never completed a sale of a SkyNetTM display screen notwithstanding its active marketing of the product since 2008 and its own anticipated sales during that period, the Company and the Filing Persons determined that the hastily developed projections provided to the appraisal firm were not sufficiently reliable or probative for disclosure in connection with the Foreclosure or the Merger, respectively.

Purpose

In the section of the Transaction Statement titled “Purpose” on page 9, the Filing Persons have amended the Transaction Statement to include the following information:

Background of the Foreclosure

The special committee of the Company’s Board of Directors (the “Committee”) that negotiated the terms of the Foreclosure and the related Release Agreement with DH3 sought to preserve as much value as possible for the Company and its shareholders notwithstanding the Company’s default under the Loan Agreement and its inability to cure that default. The Committee ultimately obtained (i) an agreement from DH3 to accept a portion of the financial burden of the Company’s ongoing affairs and (ii) a promise from the Lender’s affiliate, ADTI Media, LLC, to make royalty payments equal to 20% of any revenues generated by ADTI Media from the Collateral, if any, for the next three (3) years (the “Royalties”) in exchange for the Company’s release of all potential claims against DH3 and its affiliates. The Committee recognized that, in light of the Company’s own failure to sell any SkyNetTM display screens, the payment of any Royalties by ADTI Media would be highly speculative. The Committee also recognized that, in light of the remaining $6.6 million debt of the Company to DH3 after the Foreclosure, the likelihood that the Royalties would ever provide enough income to the Company to repay that debt and then deliver a return to its shareholders was even more uncertain. Nevertheless, the Committee concluded that, if ADTI Media did somehow realize sufficient sales success in the period following the Foreclosure to repay the Company’s debt and then provide a return to the Company’s shareholders, then the Committee would have fulfilled its fiduciary duties by providing the Company and its shareholders with an opportunity to participate, albeit for a limited period of time, in that success, irrespective of its likelihood at the time of the Foreclosure. While there can be no assurance that ADTI Media will ever generate the sales necessary to pay significant Royalties, the Company and the Filing Persons believe that, by obtaining the right to those Royalties, the Committee made its best efforts to obtain some potential benefit for the Company and its shareholders notwithstanding the Foreclosure.

Reasons

In the section of the Transaction Statement titled “Reasons” on page 9, the Filing Persons have amended the Transaction Statement to include the following information:

Effective Date of the Merger

Shareholders holding shares on the effective date of the Merger have no discretion regarding whether or to what extent their shares will be cashed out or exchanged for shares in the surviving entity. Such determination is made solely on the basis of how many shares were held by each shareholder of record as of the close of business on the effective date of the Merger.  While the trading market for the Company’s common stock is extremely thin, especially for smaller shareholders who would be cashed out in the Merger, shareholders who wish to avoid being included in the Merger, or who wish to change the number of shares they own so as to avoid being cashed out or alternatively continuing as shareholders in the post-Merger surviving entity, as the case may be, may do so by effecting a trade or other transfer of some or all of their shares prior to September 23, 2010, the effective date of the Merger.  For example, shareholders who wish to continue to hold shares after the Merger but who currently hold less than 1,500 shares could acquire additional shares prior to the effective date in order to avoid being cashed out in the Merger.  On the other hand, shareholders who currently hold more than 1,500 shares but who wish to be cashed out in the Merger can seek to sell or otherwise transfer some or all of their shares prior to the effective date.

Fairness of the Merger

In the section of the Transaction Statement titled “Fairness of the Merger” on page 15, the Filing Persons have amended the Transaction Statement to include the following information:

Fairness of the Merger to All Shareholders

While the form of consideration received by shareholders in the Merger will be different based on whether a given shareholder holds more or less than 1,500 shares, the Company and the Filing Persons nevertheless believe that the Merger is fair to both categories of shareholders. Those who hold over 1,500 shares (the “Continuing Shareholders”) will receive equity interests in a leaner company—one in which its limited resources are not diverted to the burden and expense of maintaining SEC registration with no corresponding benefit of increased liquidity, and one that holds a small continuing interest, via the Royalties, in the Company’s former business of producing and selling the SkyNet™ video display screens. While those who hold under 1,500 shares (the “Cashed Out Shareholders”) will be cashed out and will not have an opportunity to share in the future returns, if any, from the Royalties, they will nevertheless receive a premium of at least 200% (based on market prices before the announcement of the Merger) on shares that are barely liquid, if at all. Moreover, because the small amount of cash payments being made to Cashed Out Shareholders in the Merger is actually being borne by DH3 pursuant to the Release Agreement, those payments are not an indirect burden on the Continuing Shareholders. Thus, the Company and the Filing Persons believe that the Merger offers all shareholders more value than they would have been able to achieve in the absence of the Merger. For these reasons, even though they are receiving different forms of consideration, the Company and the Filing Persons believe that the Merger is fair to both Cashed Out Shareholders and Continuing Shareholders.